Exhibit 5.1
February 28, 2011
McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Ladies and Gentlemen:
     I am Assistant General Counsel and Assistant Secretary of McMoRan Exploration Co., a Delaware corporation (the “Company”), and I am rendering the opinion set forth below in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the resale by the selling security holder of up to 51,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).
     I, or members of my staff, have reviewed such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies. I also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of parties other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.
          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that all necessary corporate action on the part of the Company was taken to authorize the issuance and sale of the Shares, and when the Shares were issued and delivered to the selling security holder, such Shares were, validly issued, fully paid and non-assessable.
     I am a member of the bar of the State of Louisiana. I express no opinion other than as to the laws of the State of Louisiana, the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “Laws”). I assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Douglas N. Currault II
Douglas N. Currault II
Assistant General Counsel and Assistant Secretary